EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

SCICLONE PHARMACEUTICALS INTERNATIONAL LIMITED

SCICLONE PHARMACEUTICALS ITALY SRL

SCICLONE PHARMACEUTICALS INTERNATIONAL CHINA HOLDING LTD

SCICLONE PHARMACEUTICALS (CHINA) LTD

SCICLONE PHARMACEUTICALS (CHINA) CO., LTD.

SCICLONE PHARMA LIMITED

SCICLONE PHARMACEUTICALS INTERNATIONAL (CAYMAN) DEVELOPMENT LIMITED

SCICLONE PHARMACEUTICALS HONG KONG LIMITED

NOVAMED PHARMACEUTICALS INC.

NOVAMED PHARMACEUTICALS (SHANGHAI) CO. LTD.